Exhibit 99.1

For Immediate Release

WMI LIQUIDATING TRUST ISSUES STATEMENT ON ESCROW CUSIPS

SEATTLE, March 16, 2017 – WMI Liquidating Trust (the “Trust”), formed pursuant to the confirmed Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”) of Washington Mutual, Inc. (“WMI”), today issued a statement regarding certain Escrow CUSIPs issued to eligible former shareholders of WMI. Eligible former shareholders are those who timely submitted relevant documentation, including the release required under Section 41.6 of the Plan.

The Trust has received inquiries regarding the status of “Escrow CUSIPs” issued on the Effective Date in accordance with the Plan. As has been stated in the past, such Escrow CUSIPs were issued solely to facilitate potential future distributions, if any, to eligible former shareholders of WMI if Claims involving Disputed Equity Interests are disallowed.

By way of background, as of the Effective Date of the Plan, the Depository Trust Company (“DTC”) established and maintains positions in the aforementioned Escrow CUSIPs. These Escrow CUSIPs represent nominees’ positions that would be used to make future distributions, if any, of common stock issued by WMIH Corp. (formerly known as WMI Holdings Corp. (“WMIHC”)). Pursuant to the Plan, such shares of WMIHC’s common stock were deposited in the Disputed Equity Escrow established in accordance with the Plan and are to be maintained in the Disputed Equity Escrow until such time as Claims involving Disputed Equity Interests are either allowed or disallowed.

Upon resolution of those Claims, the related portion of the shares maintained in the Disputed Equity Escrow will be distributed to claimants holding the newly allowed claim or, if the claim is disallowed, the related portion of the shares will be redistributed to beneficiaries of the Trust in accordance with the distribution mechanics set forth in the Plan. In the event any future distributions of WMIHC common stock are made from the Disputed Equity Reserve, DTC will be instructed to allocate such common stock to each of the Escrow CUSIPs on a pro rata basis.

In June 2015, several Claims were disallowed and 1.4 million shares were subsequently distributed to holders of Escrow CUSIPs on a pro rata basis; however, a holder received such a distribution solely to the extent such holder’s ownership position resulted in a distribution of at least one share. Since that date, no additional disallowances with respect to those relevant Claims have occurred. On that basis, former positions represented by the Escrow CUSIPs are not currently entitled to receive any distributions under the terms of the Plan.

As stated above, the Escrow CUSIPS were established solely to facilitate potential distributions, if any, of shares of WMIHC common stock. The only source of common stock available for any such a distribution would be from the 1.5 million of shares remaining on deposit in the Disputed Equity Escrow. Specifically, the Escrow CUSIPS do not, in and of themselves, represent an entitlement to any possible future cash distributions from the Trust, WMIHC or the Federal Deposit Insurance Corporation (either in its corporate capacity or as the receiver for Washington Mutual Bank), as the case may be.

In accordance with the Plan, the Trust will issue Liquidating Trust Interests to WMI’s former shareholders if, and only if, the Trust is able to monetize Liquidating Trust Assets in amounts sufficient to pay-in-full claims held by beneficiaries of the Trust who are senior to members of Classes 19 and 22, and then, only if a shareholder had satisfied timely all conditions applicable to receiving any such Liquidating Trust Interests. There can be no assurances that the Trust will be able to monetize assets in a manner sufficient to give effect to the foregoing.

The Trust regularly discloses the status of its operations (including the status of pending litigations) and unaudited financial information in a Form 10-K filed annually with the Securities and Exchange Commission. In addition, the Trust files a Quarterly Summary Report with the Bankruptcy Court and under Form 8-K with the Securities Exchange Commission.

Capitalized terms used and not otherwise defined in this Press Release have the meanings given to such terms in the Plan. The Plan and additional information about WMI Liquidating Trust can be found at www.wmitrust.com.

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Contact

Andrew Siegel / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449